Exhibit 8.1


                                                     January 22, 2003

To the Addressees Listed on
  Schedule A Attached Hereto

                  Re:    Ford Credit Auto Owner Trust 2003-A Asset Backed Notes

Ladies and Gentlemen:

                  You have requested our opinion as to certain federal income tax consequences in connection with the issuance of the $577,000,000 aggregate initial principal amount of Class A-1 1.36313% Asset Backed Notes (the "Class A-1 Notes" or the "Exempt Notes"), $640,000,000 aggregate initial principal amount of Class A-2a 1.62% Asset Backed Notes (the "Class A-2a Notes"), $640,000,000 aggregate initial principal amount of Class A-2b Floating Rate Asset Backed Notes (the "Class A-2b Notes" and, together with the Class A-2a Notes, the "Class A-2 Notes"), $285,000,000 aggregate initial principal amount of Class A-3a 2.20% Asset Backed Notes (the "Class A-3a Notes"), $285,000,000 aggregate initial principal amount of Class A-3b Floating Rate Asset Backed Notes (the "Class A-3b Notes" and, together with the Class A-3a Notes, the "Class A-3 Notes"), $211,452,000 aggregate initial principal amount of Class A-4a 2.70% Asset Backed Notes (the "Class A-4a Notes"), $211,000,000 aggregate initial principal amount of Class A-4b Floating Rate Asset Backed Notes (the "Class A-4b Notes" and, together with the Class A-4a Notes, the "Class A-4 Notes" and, together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the "Class A Notes"), $52,733,000 aggregate initial principal amount of Class B-1 3.16% Asset Backed Notes (the "Class B-1 Notes"), $37,250,000 aggregate initial principal amount of Class B-2 Floating Rate Asset Backed Notes (the "Class B-2 Notes" and, together with the Class B-1 Notes, the "Class B Notes"), $59,989,000 aggregate initial principal amount of Class C 4.29% Asset Backed Notes (the "Class C Notes" and, together with the Class A Notes and the Class B Notes, the "Notes"), and the Class D 5.00% Asset Backed Certificates (the "Class D Certificates" or the "Certificates") by Ford Credit Auto Owner Trust 2003-A (the "Trust") pursuant to the terms of, (a) with respect to the Notes, an Indenture dated as of January 1, 2003 (the "Indenture") between the Trust and The Bank of New York, as indenture trustee (the "Indenture Trustee") and (b) with respect to the Certificates, an Amended and Restated Trust Agreement dated as of January 1, 2003 (the "Trust Agreement") between Ford Credit Auto Receivables Two LLC (the "Seller") and Wachovia Bank of Delaware, National Association, as owner trustee (the "Owner Trustee"). The Notes will be sold to the underwriters (the "Underwriters") pursuant to an underwriting agreement (the "Underwriting Agreement") between the Seller and Banc of America Securities, LLC, Banc One Capital Markets, Inc. and J.P. Morgan Securities Inc. ("JPMorgan"), as representatives of the several Underwriters named therein.

To the Addressees Listed on
  Schedule A Attached Hereto
January 22 , 2003
Page 2




                  The rights of the holders of the Class A Notes (the "Class A Noteholders") will be senior to the rights of the holders of the Class B Notes (the "Class B Noteholders") and the Class C Notes (the "Class C Noteholders" and, together with the Class A Noteholders and the Class B Noteholders, the "Noteholders"). Similarly, the rights of the Class B Noteholders will be senior to the rights of the Class C Noteholders. The rights of the Noteholders will be senior to the rights of the holders of the Certificates (the "Certificateholders"). Each payment period, the Seller will be entitled to receive any remaining portion of funds on deposit in the Collection Account after (i) the Total Required Payment has been made, (ii) the Reserve Account's balance has been restored, if necessary, to the Specified Reserve Balance and
(iii) the Regular Principal Distribution Amount has been deposited into the Principal Distribution Account. The Seller will at all times hold the right to receive all such excess amounts.

                  Capitalized terms used but not otherwise defined in this opinion have the meaning specified, either directly or by reference, in the Indenture.

                  You have asked us for our opinion as to the U.S. federal income tax characterization of the Class A Notes, the Class B Notes, and the Class C Notes as debt and as to whether the Trust will be classified, for U.S. federal income tax purposes, as an association (or publicly traded partnership) taxable as a corporation. In rendering our opinion, we have examined and relied upon (i) the registration statements for the Publicly Offered Notes on Form S-3, consisting of Registration No. 333-89048, filed with the SEC on May 24, 2002, as amended by Amendment No.1 thereto, filed with the Commission on June 13, 2002 (such registration statement, the "Registration Statement"), including the prospectus dated June 13, 2002 as supplemented by the prospectus supplement dated January 14, 2003 included therein (the "Prospectus"), (ii) the offering memorandum dated January, 14, 2003, relating to the offering of the Exempt Notes (the "Offering Memorandum"), which includes and incorporates the Prospectus as a part thereof, (iii) the Indenture, (iv) the Trust Agreement, (v) the Sale and Servicing Agreement, (vi) a certificate executed by an officer of Ford Motor Credit Company ("Ford Credit") dated the date hereof (the "Ford Credit Certificate"), and (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, and we have assumed that the parties to such documents will comply with the terms thereof, that such documents are not amended and that such documents are enforceable in accordance with their respective terms. In connection therewith, we note that you will receive an opinion from this firm regarding such enforceability.

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements, representations, and certifications of officers and other representatives of the Seller, the Servicer, the Underwriters, and others including certain calculations performed by JPMorgan and calculations performed by Ford Credit, including, but not limited to, the results stated in the Ford Credit Certificate. In addition, our opinion is premised on the accuracy of the facts set forth in the Prospectus and the Offering Memorandum and the facts set forth in the representations referred to in the Prospectus and the Offering Memorandum.

                  In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury Regulations, and such other authorities as we have deemed appropriate. The statutory provisions, Treasury Regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue Service.

I. Federal Income Tax Characterization of the Notes.

                  Whether the Class A Notes, the Class B Notes and the Class C Notes are debt or equity interests in the Trust Property is determined both by the terms of the Notes and by whether the "substantial incidents of ownership" of the Trust Property have been transferred to the Noteholders. See Watts Copy Systems, Inc. v. Commissioner, 67 TCM 2480, 2483 (1994); Coulter Electronics, Inc. v. Commissioner, 59 TCM 350 (1990), aff'd, 943 F.2d 1318 (11th Cir. 1991);
United Surgical Steel Co. v. Commissioner, 54 T.C. 1215 (1970), acq., 1971-2 C.B. 3; Town & Country Food Co. v. Commissioner, 51 T.C. 1049 (1969), acq., 1969-2 C.B. xxv; GCM 39567 (June 10, 1986); and GCM 39584 (December 3, 1986).
Thus, the most important considerations are: (i) whether the Noteholders bear the burdens of ownership of the Trust Property, (ii) whether the Noteholders have any of the benefits of ownership of the Trust Property, and (iii) whether the terms of the Notes have features which are more characteristic of debt than of equity. As discussed below, the Class A Noteholders and the Class B Noteholders do not obtain, and the Class C Noteholders should not be viewed as obtaining, the benefits and burdens of ownership of the Trust Property.

        A. The Benefits and Burdens of the Trust Property are Retained by the Seller.

                1. Burdens of Ownership. The principal burden of ownership of the Trust Property is the risk of loss arising from shortfalls in the payments on the Receivables. As described below, the transaction pursuant to which the Notes are issued has been structured so that the risk of loss is borne by the Seller and the holders of the Certificates (initially, the Depositor, which is a limited liability company that is wholly owned by Ford Credit, the Servicer).

                  A portion of the Initial Pool Balance, equal to approximately $150,574,428 (the "Yield Supplement Overcollateralization Amount" or "YSOA") is intended to compensate for receivables having below-market interest rate and to provide cash flow from which the Class D Certificates will be paid.1 To the extent that the YSOA is needed to pay interest on the Notes, the overcollateralization that it represents will not be available to cover losses and other shortfalls in the amounts available to pay the Notes. 2 Ford Credit and JPMorgan have advised us, however, that in this transaction (i) under the pricing prepayment assumption for the Receivables, and (ii) assuming that prepayments occur reasonably evenly among high coupon and low coupon Receivables, no portion of the YSOA would be required to be used to pay interest or principal on the Notes. Accordingly, it is reasonable to view all, or at least a significant portion of, the YSOA (which is approximately 4.8% of the Initial Pool Balance or approximately 5.0% of the initial Adjusted Pool Balance)3 as being available to use as credit enhancement.

                   The total face amount of Securities issued by the Trust is equal to approximately 102% of the initial Adjusted Pool Balance. The Class A Notes will initially be supported by the Class B Notes and the Class C Notes which, together, have a face amount equal to approximately 5.00% of the initial Adjusted Pool Balance, the principal of which will not be paid until the Class A Notes are paid in full. The Class B Notes will be supported by the Class C Notes, having a face amount equal to approximately 2.00% of the initial Adjusted Pool Balance, the principal of which will not be paid until the Class B Notes are paid in full. In addition, the Notes will have the benefit, on each payment date, of the "spread," as is further discussed below. Finally, the Notes (and the Certificates) will also be supported by the Reserve Account, which may be drawn upon to make required payments of principal and interest to Noteholders, and which will initially be funded by a portion of the proceeds of the Securities in the amount of $15,749,999.03 or approximately 0.50% of the Initial Pool Balance or 0.525% of the initial Adjusted Pool Balance. Thus, the initial total credit enhancement supporting the Class A Notes is equal to approximately 5.525% of the initial Adjusted Pool Balance, the initial total credit enhancement supporting the Class B Notes is equal to 2.525% of the initial Adjusted Pool Balance and the initial total credit enhancement supporting the Class C Notes is equal to 0.525% of the initial Adjusted Pool Balance, plus, in each case, any YSOA which may be available for credit support.

                  In addition, on each Payment Date, any shortfalls in amounts available to make required payments of principal and interest to Noteholders will first be absorbed by the portion of the monthly payments from the Receivables which are attributable to the "spread" between the income from the Receivables (less certain Trust expenses) and the weighted average rate on the Securities, minus payments made to the swap counterparties4 and plus payments made by the swap counterparties (the "Spread").5 According to projections provided by Ford Credit (assuming cumulative net losses of approximately 1.66% of the Initial Pool Balance), 6 the net present value of the Spread, over the life of the transaction, excluding any distributions (or expected distributions) attributable to the Reserve Account, will equal approximately 3.90% of the Adjusted Pool Balance at a 12% discount rate and would be approximately 4.32% at a 6% discount rate.7 Accordingly, the Spread provides substantial additional credit support for the Notes.

                   The rights of the Class C Noteholders will be subordinate to the rights of the Class B Noteholders and similarly the rights of the Class B Noteholders will be subordinate to the rights of the Class A Noteholders (the rights of the holders of each Class of Class A Notes are pari passu with the rights of the holders of each other Class of Class A Notes). Any amounts remaining in the Collection Account after giving effect to the payment of the Total Required Payment and depositing amounts in the Reserve Account to the extent necessary to replenish it to the Specified Reserve Balance will first be applied to retire the Class A-1 Notes in full. Thereafter, amounts remaining in the Collection Account are to be deposited in the Principal Distribution Account on each Payment Date to the extent of the Regular Principal Distribution Amount.8

                  Furthermore, based on calculations provided by Ford Credit and JPMorgan (calculated using historic loss and prepayment levels) the excess of the Adjusted Pool Balance over the outstanding amount of the Class A Notes at the end of one year will increase substantially each of the first two years, as will the overcollateralization supporting the Class B Notes (i.e., the excess of the Adjusted Pool Balance over the outstanding amount of the Class A Notes and the Class B Notes) and the overcollateralization supporting the Class C Notes (i.e., the excess of the Adjusted Pool Balance over the outstanding amount of the Class A Notes, the Class B Notes and the Class C Notes).

                  While the Indenture permits interest to be paid on the Class D Certificates ahead of principal on the Class A Notes, the Class B Notes and the Class C Notes in some circumstances, such right will be curtailed in any period in which the aggregate outstanding principal balance of the Class A Notes, Class B Notes and the Class C Notes is greater than the Adjusted Pool Balance.

                  Based on the amounts of credit support and overcollateralization described above, the Class A-1 Notes will be given a rating in the highest short-term rating category, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes will be given a rating in the highest long-term rating category, the Class B Notes will be given a rating of at least "A" and the Class C Notes will be given a rating of at least "BBB" or their respective equivalents from at least two nationally recognized rating agencies. These investment grade ratings indicate a very high likelihood that all interest and principal will be timely paid with respect to the Notes and that the Noteholders do not bear any significant risk of loss associated with ownership of the Trust Property. We also note that, although obviously the risk of loss with respect to the Class C Notes is greater than the risk associated with the Class B Notes and Class A Notes, we understand that according to the Issuer's projections, (assuming a steady loss rate) the Class C Notes will receive all payments due to them unless the rate of net losses is many times greater than current or historic experience.

        2. Benefits of Ownership. The primary benefits of ownership of the Trust Property are the payments due from Obligors with respect to the Receivables. If market interest rates for comparable receivables decrease in relation to the yield on the Receivables, the Receivables will increase in value. The Indenture, the Trust Agreement and the Sale and Servicing Agreement together provide that the rate of return to the Noteholders is, for each of the Classes of the Notes, a fixed rate set at the time of the pricing of the Notes and the Seller receives the remaining proceeds from the Receivables (after payment of fixed costs including interest on the Certificates). Thus the economic return to a Noteholder is the result not of any change in the value of the Receivables but rather reflects the rate of interest payable on a fixed rate debt instrument.

                  As described above, the Seller retains an ownership interest in the Trust, in addition to any Certificates that it retains, in the form of the Spread - i.e., the right to receive, on a periodic basis, amounts not used to make payments on the Securities and, upon payment in full of the Securities, any Receivables remaining in the Trust. As discussed above, according to projections provided by Ford Credit (assuming cumulative net losses of approximately 1.66% of the Initial Pool Balance), the net present value of the Spread represents substantial upside potential with respect to the Receivables, and to the extent the actual cumulative losses are lower than the 1.66% of Initial Pool Balance assumption that was used to estimate the net present value of the Spread, the actual amount of Spread to be paid to the Seller will in fact be larger, representing a classic "benefit of ownership."

        3. Default Rights. In the event that the Trust defaults in the payment of any interest (other than a default in the payment of interest on the Class C Notes prior to the time that all of the Class B Notes have been paid in full and on the Class B Notes prior to the time that all of the Class A Notes have been paid in full) and such default is not remedied within five days, or the Trust defaults in the payment of the full amount of the principal or any installment of the principal of any Note when the same becomes due and payable, an Event of Default will occur and either the Indenture Trustee or the holders of Notes representing not less than a majority of the outstanding amount of the Notes may declare all of the Notes, including interest accrued and unpaid, to be immediately due and payable (however, if an Event of Default occurs, the Class C Noteholders will not have any right to direct or to consent to any actions by the Indenture Trustee until the Class B Notes have been paid in full and the Class B Noteholders will not have any right to direct or to consent to any actions by the Indenture Trustee until the Class A Notes have been paid in full). Upon such a declaration, the Indenture Trustee could sell the Trust Property and the proceeds therefrom would be applied to pay the Noteholders to the extent of the outstanding amount and any accrued and unpaid interest, before making any payments to Certificateholders.

        B. Other Factors.

                   A number of other factors support the conclusion that the Class A Notes and Class B Notes would be, and that the Class C Notes should be, considered debt. The Notes are denominated as indebtedness and the Seller and the Noteholders, by their purchase of the Notes, will agree to treat the Notes for federal, state and local income and franchise tax purposes as indebtedness of the Trust. The terms of the Receivables differ materially from the terms of the Notes with regard to their respective interest rates. Moreover, Ford Credit has informed us that the Receivables will have a weighted average life of 1.52 years (based on the assumptions set forth in the Prospectus under the caption "STRUCTURAL SUMMARY-Composition of the Receivables"). On the other hand, the Notes, of which there will be six classes, will have weighted average lives (based on the pricing prepayment assumption of 1.5% ABS and the other assumptions set forth in the Prospectus under the caption "THE RECEIVABLES-Weighted Average Life of the Securities") of 0.22 years for the Class A-1 Notes, 1.00 years for the Class A-2 Notes, 2.00 years for the Class A-3 Notes, 2.84 years for the Class A-4 Notes, 3.15 years for the Class B Notes and 3.15 years for the Class C Notes. The Trust will retain control and possession of the Receivables. The Servicer is responsible for servicing, collection and administration of the Receivables and will bear all costs and expenses incurred in connection with such activities, although an amount to compensate the Servicer for collection activity is permitted by the Sale and Servicing Agreement to be periodically withdrawn by the Servicer from the assets otherwise held by the Trust for the benefit of the Noteholders. The Indenture Trustee, on behalf of the Noteholders, has the right to inspect the documentation with respect to the Receivables that the Servicer will maintain on behalf of the Trust, a right which is common in loan transactions. The foregoing additional factors support the conclusion that the transaction described in the Indenture, the Trust Agreement and the Sale and Servicing Agreement with respect to the Notes constitutes an issuance of debt. Moreover, the substance of the transaction is consistent with the characterization of the Notes as debt.

                  Based on and subject to the foregoing, although there are no authorities involving closely comparable situations, in our opinion the Class A Notes and the Class B Notes will be treated as indebtedness for federal income tax purposes.

                  The Class C Notes are subordinate to the Class A Notes, to the Class B Notes, and to the payments to the Swap Counterparties and are supported, as described above, by less credit enhancement than the Class A Notes or the Class B Notes. In addition, the rights of holders of Class C Notes as creditors are limited while the Class A Notes and the Class B Notes are outstanding. For these reasons, the Class C Notes could be viewed as bearing certain burdens of ownership of the Receivables. However, despite the foregoing factors, the Class C Notes are rated at least "BBB" or its equivalent, by at least two nationally recognized rating agencies, evidencing a high degree of certainty that they will be repaid and thus do not bear any expected risk of losses on the Receivables. In addition, the Class C Notes do not receive any benefits of ownership of the Receivables beyond the Class C Note interest rate. Accordingly, while the issue is not free from doubt, in our opinion the Class C Notes should be characterized as indebtedness for federal income tax purposes.


I. Federal Income Tax Characterization of the Trust.

                  The Certificates are denominated as equity interests in the Trust, and the Seller and the Certificateholders, in purchasing the Certificates, agree to treat the Trust either as a disregarded entity (if it has a single owner for federal income tax purposes) or otherwise as a partnership. The Seller will at closing possess the right to receive all of the Trust Property not used to pay the Securities, amounts due under the Interest Rate Swap Agreements, and the Servicing Fee. In addition, the Seller will initially own all of the Certificates. Accordingly, at closing, the trust will be classified as a disregarded entity.

                  Although, in some respects, the Trust is similar to trusts established to hold collateral pledged as security in connection with lending transactions, because no opinion of counsel is sought that such Certificates are debt, the Trust must be viewed as an entity whose characterization will be determined under Sections 7701 or 7704 and applicable Treasury Regulations promulgated thereunder.9

                  "Eligible entities" (i.e., entities not explicitly classified as a corporation under Treas. Reg. ss. 301.7701-2(b)) with at least two members are, by default, treated as partnerships for federal income taxation purposes, and if they have only a single member, will be disregarded entities. Treas. Reg. ss. 301.7701-3(b). The Trust, which is a business trust formed under the laws of the State of Delaware pursuant to the Trust Agreement, may not be treated as a trust for federal income taxes because it may not be "simply an arrangement to protect or conserve [the Trust Property] for beneficiaries". Treas Reg. ss. 301.7701-4(b). Therefore, because the Trust is not included in the list of corporate entities described in Treas. Reg. ss. 301.7701-2(b), it will be treated as a partnership for federal income tax purposes under Treas. Reg. ss. 301.7701-3(b) if it (i) is not a trust for federal income tax purposes and (ii) is treated as having multiple owners (which would occur if any of the Certificates are sold). For so long as all of the Certificates and the right to receive any spread and/or Reserve Account releases are held by the Seller, the Trust will be treated as a disregarded entity.

                  Section 7704 of the Code provides that, subject to certain exceptions, a partnership the interests in which are (i) traded on an established securities market or (ii) readily tradable on a secondary market (or the substantial equivalent thereof) will be treated as a corporation for federal income tax purposes. Section 7704(c), however, excepts certain publicly traded partnerships ("PTPs") from treatment as a corporation for tax purposes if they have sufficient passive-type income. Specifically, Section 7704(c) provides that a PTP shall not be treated as a corporation for tax purposes if 90% or more of its gross income consists of "qualifying income." Qualifying income is defined by Section 7704(d) to include interest and any gain from the sale or disposition of a capital asset. The Trust's sole source of income will derive from interest paid with regard to and gain resulting from the disposition of the Receivables.

                  We note that Section 7704(d)(2) disqualifies from the category of otherwise "qualifying income" interest that is derived in the conduct of a "financial or insurance business." In our view, because the Indenture Trustee, Owner Trustee and Servicer cannot manage the assets of the Trust in any ordinary sense, and in particular, cannot sell the Receivables (except in the event of an Event of Default or dissolution of the Trust) and cannot acquire additional assets, the Trust should not be found to be carrying on a financial business. However, the Service has not provided guidance as to what constitutes a financial or insurance business and accordingly our conclusion is based on our interpretation of the statutory language of Section 7704 and not on authorities construing the statute. Accordingly, we believe that since the Trust should not be found to be engaged in a financial business the interest received on the Receivables will constitute qualifying income.

                  As a result, the Trust would qualify for the Section 7704(c) exception to the PTP rules and would not be taxable as a corporation thereunder, assuming that it otherwise would qualify as a partnership for federal income tax purposes.

                   In such a case, in our opinion the Trust will not be classified as an association or a PTP taxable as a corporation for federal income tax purposes.


I.       Federal Tax Matters in the Prospectus

                  Based on and subject to the foregoing, it is our opinion that, under present law, the discussions presented under the captions "SUMMARY -- Tax Status", "TAX MATTERS" and "FEDERAL INCOME TAX MATTERS" in the Prospectus, although general in nature, to the extent that they address matters of federal income tax law or legal conclusions with respect thereto, are correct in all material respects.

                                      * * *

                  We express no opinion with respect to the matters addressed in this opinion other than as set forth above, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without prior written consent in each instance. We hereby consent to the filing of this opinion as an exhibit to material filed in accordance with the Securities Exchange Act of 1934, as amended, to be incorporated by reference in the Registration Statement. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

                                            Very truly yours,

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      1 The "Yield Supplement Overcollateralization Amount" for each Receivable for each Collection Period is the excess, if any, of the present value of the scheduled payments due on such Receivable for each future Collection Period discounted at the APR of the Receivable over the present value of such scheduled payments discounted at 6%, assuming that future scheduled payments on the Receivables are made on their scheduled due dates without any delays, defaults or prepayments.

      2 Because the Class D Certificates are subordinate to the Notes, the fact that the Class D Certificates will be paid in part out of the YSOA will not affect the Trust's ability to pay the Notes.

      3 The "Adjusted Pool Balance" as of any date is equal to the Pool Balance less the Yield Supplement Overcollateralization Amount as of such date.

      4 Pursuant to the terms of the interest rate swap agreements, each dated as of January 14, 2003, the Trust will enter into (i) interest rate protection agreements with Bank of America, N.A. and Bank One, NA to hedge the interest rate risk of the Floating Rate Notes.

      5 For clarity, "spread" as used herein refers only to such amount calculated without regard to the YSOA. The YSOA, to the extent not needed to pay the coupon on the Notes, also provides "spread," but to simplify this opinion while avoiding double counting, the YSOA is treated as providing principal overcollateralization equal to its principal amount.

      6 We understand from Ford Credit that because the Receivables owned by the Trust are on average of a higher credit quality than the credit quality of the receivables in Ford Credit's managed portfolio on average, it is reasonable to use a cumulative net loss rate of 1.66% (the per annum net loss rate for the managed portfolio for the nine month period ending September 30, 2002 was 1.52%).

      7 A substantial portion of the Receivables bears rates of interest below the sum of the highest note or certificate interest rate and the Servicing Fee ("Subvened Receivables"). Accordingly, a significant portion of the Spread (which includes payments in respect of Receivables already reflected in the calculation of the YSOA) that would otherwise contribute to the "cushion" supporting the Notes and the Certificates will be reallocated to provide for interest payments with respect to the Notes that could not otherwise be made because of shortfalls in Trust cash flow caused by the Subvened Receivables. Moreover, Ford Credit's determination of the net present value of the Spread presumes estimated cumulative losses of 1.66% over the life of the Receivables (expressed as a percentage of the Initial Pool Balance) and clearly, the amount of spread will be less if losses are higher than that estimate. Accordingly, we recognize that the net present value of the Spread may, in fact, be less than the amounts referred to in the text above.

      8 The Regular Principal Distribution Amount will equal the difference between (i) the greater of (1) the then principal balance of the Class A-1 Notes and (2) an amount sufficient to cause the then Pool Balance to exceed the aggregate outstanding principal amount of the Securities by the difference between (x) the Pool Balance and (y) the sum of the Specified Overcollateralization Amount and the Yield Supplement Overcollateralization Amount, and (ii) the First Priority Principal Distribution Amount, the Second Priority Principal Distribution Amount and the Third Priority Principal Distribution Amount. Based on this formula, amounts otherwise distributable to the Seller will be applied generally to establish and maintain a "cushion" of at least 1.00% (including the Reserve Account) of the Pool Balance in addition to the credit and yield enhancement of (i) with respect to the Class A Notes, 5% of the initial Adjusted Pool Balance (provided by the Class B Notes and the Class C Notes), and (ii) with respect to the Class B Notes, 2% of the initial Adjusted Pool Balance (provided by the Class C Notes).

      9 Unless otherwise indicated, all "Section" references hereinafter shall be to the Code.

                                                                      Schedule A

Ford Credit Auto Receivables Two LLC
One American Road
Dearborn, Michigan  48121

Wachovia Bank of Delaware, National Association,
  as Owner Trustee
Ford Credit Auto Owner Trust 2003-A
One Rodney Square
920 King Street, Suite 102
Wilmington, DE  19801

Banc of America Securities LLC
Banc One Capital Markets, Inc.
J.P. Morgan Securities Inc.
On behalf of themselves and
as representatives of the several Underwriters
c/o J.P. Morgan Securities Inc.
270 Park Avenue
7th Floor
New York, NY 10017

The Bank of New York,
  as Indenture Trustee
5 Penn Plaza
16th Floor
New York, New York 10001
Attention:  Structured Finance Services-
                  Asset Backed Securities

Standard & Poor's
55 Water Street
New York, New York 10041

Moody's Investors Service, Inc.
99 Church Street
New York, New York  10007

Fitch, Inc.
One State Street Plaza
New York, New York  10004